                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                       Summit Properties Partnership, L.P.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                      Units of Limited Partnership Interest
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
-------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------                                ----------------------
CUSIP No.     N/A                       13G                   Page 2 of 5 Pages
-------------------------------------------------------------------------------

    1.       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO.

             Summit Properties Inc.
             56-1857807
-------------------------------------------------------------------------------

    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |_|
-------------------------------------------------------------------------------

    3.       SEC USE ONLY
-------------------------------------------------------------------------------

    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Maryland
-------------------------------------------------------------------------------

                 5.      SOLE VOTING POWER
   NUMBER OF
                         27,805,836
    SHARES     ----------------------------------------------------------------

  BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY              -0-
               ----------------------------------------------------------------
    EACH
                 7.      SOLE DISPOSITIVE POWER
  REPORTING
                         27,805,836
 PERSON WITH   ----------------------------------------------------------------

                 8.      SHARED DISPOSITIVE POWER

                         -0-
-------------------------------------------------------------------------------

    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             27,805,836
-------------------------------------------------------------------------------

    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                  |_|
-------------------------------------------------------------------------------

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             86.2%
-------------------------------------------------------------------------------

    12.      TYPE OF REPORTING PERSON

             CO
===============================================================================


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CUSIP No.     N/A                                             Page 3 of 5 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Summit Properties Partnership, L.P.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  212 South Tryon Street, Suite 500, Charlotte, NC 28281

ITEM 2(a).        NAME OF PERSON FILING:

                  Summit Properties Inc.

ITEM 2(b).        BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  212 South Tryon Street, Suite 500, Charlotte, NC 28281

ITEM 2(c).        CITIZENSHIP:

                  Maryland

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Units of Limited Partnership Interest

ITEM 2(e).        CUSIP NUMBER:

                  Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.           OWNERSHIP.

                  (a)  Amount beneficially owned:

                       27,805,836

                  (b) Percent of class:

                       86.2%


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CUSIP No.     N/A                                             Page 4 of 5 Pages

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote

                                    27,805,836

                           (ii)     Shared power to vote or to direct the vote

                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of

                                    27,805,836

                           (iv) Shared power to dispose or to direct the disposition of

                                    -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATIONS.

                  Not Applicable


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CUSIP No.     N/A                                             Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 16, 1999
                                               ----------------------------
                                                           (Date)


                                                  /s/ Michael G. Malone
                                               ----------------------------
                                                        (Signature)


                                                     Michael G. Malone
                                                   Senior Vice President
                                               ----------------------------
                                                       (Name/Title)